Exhibit 4.7

EXECUTION VERSION

ASSET REPRESENTATIONS REVIEW AGREEMENT

WF CARD FUNDING, LLC,

as Transferor

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Servicer and in its individual capacity

and

CLAYTON FIXED INCOME SERVICES LLC,

as Asset Representations Reviewer

WF CARD ISSUANCE TRUST

Dated as of November 14, 2023

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EXHIBITS

Exhibit A

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ASSET REPRESENTATIONS REVIEW AGREEMENT

This ASSET REPRESENTATIONS REVIEW AGREEMENT (this “Agreement”), entered into as of the 14th day of November 2023, by and among WF CARD FUNDING, LLC, a Delaware limited liability company (together with its successors and assigns, “Funding”), as Transferor (the “Transferor”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, in its individual capacity (together with its successors and assigns, “WFBNA”), and as Servicer (the “Servicer”), and Clayton Fixed Income Services LLC, a Delaware limited liability company, as Asset Representations Reviewer (the “Asset Representations Reviewer”).

WHEREAS, in the normal course of its business WFBNA originates and acquires credit card accounts and receivables in such credit card accounts.

WHEREAS, WFBNA sells the receivables (the “Receivables”) arising in a subset of the credit card accounts (such subset, the “Accounts”) that it owns to Funding, pursuant to a Receivables Purchase Agreement, dated as of November 14, 2023, between WFBNA and Funding (such agreement as it may in the future be amended, supplemented or otherwise modified, the “Receivables Purchase Agreement”).

WHEREAS, Funding securitizes the Receivables that it buys from WFBNA by selling the Receivables to WF Card Issuance Trust (the “Note Issuer”) pursuant to the Transfer Agreement, dated as of November 14, 2023, between Funding and the Note Issuer (that agreement, as it may be amended, supplemented or otherwise modified, the “Transfer Agreement”). The Note Issuer is a Delaware statutory trust and will issue notes from time to time (the “Notes”).

WHEREAS, the Servicer has determined to engage the Asset Representations Reviewer to perform reviews of certain Receivables and, to the extent necessary to such reviews, the related Accounts for compliance with certain representations and warranties made by WFBNA and Funding, as applicable, about the Receivables.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01.    Definitions. Capitalized terms used but not defined in this Agreement have the meanings ascribed to those terms in (i) the Receivables Purchase Agreement, (ii) the Transfer Agreement, or (iii) the Indenture, as applicable.

Section 1.02.    Additional Definitions. Whenever used in this Agreement, the following words and phrases shall have the following meanings:

“ABS Issuance Date” means any date, following the date of this Agreement, on which any Note is issued by the Note Issuer.

“Accounts” has the meaning specified in the recitals of this Agreement.

“Agreement” has the meaning specified in the first paragraph of this Agreement.

“Annual Fee” has the meaning stated in Section 4.01.

“ARR Indemnified Person” has the meaning stated in Section 5.03.

“Asset Representations Reviewer” has the meaning specified in the first paragraph of this Agreement.

“Business Day” shall have the meaning specified in the Indenture.

“Client Records” has the meaning stated in Section 3.15.

“Confidential Information” has the meaning stated in Section 7.01(a).

“Debtor Relief Laws” shall have the meaning specified in the Transfer Agreement.

“Disclosing Party” has the meaning stated in Section 7.01(a).

“Dispute Resolution Proceeding” means any proceeding under Section 2.10 of the Transfer Agreement or Section 6.03 of the Receivables Purchase Agreement.

“Disqualification Event” has the meaning stated in Section 6.01(a).

“Eligible Asset Representations Reviewer” means a Person who (i) is not affiliated with WFBNA, the Transferor, the Servicer, the Indenture Trustee, the Owner Trustee, or any of their respective affiliates, and (ii) was not engaged, nor affiliated with a Person that was engaged, by WFBNA, the Transferor, or any underwriter of the Notes to perform due diligence work on the Receivables or the Accounts in connection with the closing for an issuance of such Notes.

“Eligible Representations” shall mean those representations identified within the “Tests” included in Exhibit A.

“Engagement Date” means the closing date for the initial issuance of any Series, Class, or Tranche of Notes, the offer and sale of which is registered under the Securities Act.

“Final Review Report” has the meaning stated in Section 3.10.

“Funding” has the meaning specified in the first paragraph of this Agreement.

“Governmental Authority” shall have the meaning specified in the Indenture.

“Indenture” means the Indenture, dated as of November 14, 2023, among the Note Issuer, U.S. Bank Trust Company, National Association, not in its individual capacity but solely in its capacity as the Indenture Trustee and as the Note Registrar, and U.S. Bank National Association, as Bank, as the same may be amended, supplemented or otherwise modified from time to time.

“Indenture Trustee” means U.S. Bank Trust Company, National Association, as indenture trustee under the Indenture.

“Insolvency Event” means the Asset Representations Reviewer shall consent to the appointment of a conservator, receiver, trustee or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Asset Representations Reviewer or relating to all or substantially all of its property, or a decree or order of a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator, receiver, trustee or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, shall have been entered against the Asset Representations Reviewer; or the Asset Representations Reviewer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency, bankruptcy or reorganization statute, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations.

“Note Issuer” has the meaning specified in the recitals of this Agreement.

“Notes” has the meaning specified in the recitals of this Agreement.

“Obligor” has the meaning specified in the Indenture.

“Personally Identifiable Information,” or “PII,” has the meaning stated in Section 7.02(a).

“Preliminary Review Report” has the meaning stated in Section 3.10.

“Receivables” has the meaning specified in the recitals of this Agreement.

“Receivables Purchase Agreement” has the meaning specified in the recitals of this Agreement.

“Receiving Party” has the meaning stated in Section 7.01(a).

“Representatives” has the meaning stated in Section 7.01(a).

“Representing Party” has the meaning specified in the Transfer Agreement or the Receivables Purchase Agreement, as applicable.

“Requesting Party” has the meaning specified in the Transfer Agreement or the Receivables Purchase Agreement, as applicable.

“Review” means the performance by the Asset Representations Reviewer of the procedures listed under “Tests” in Exhibit A for the Review Receivables and Review Accounts, as further described in Article III.

“Review Accounts” means those Accounts identified by the Servicer as requiring a Review by the Asset Representations Reviewer following receipt of a Review Notice pursuant to Section 3.02.

“Review Fee” has the meaning stated in Section 4.01(b).

“Review Materials” means, for a Review, the documents, data, and other information listed in Exhibit A.

“Review Notice” has the meaning stated in Section 3.02.

“Review Receivables” means those Receivables identified by the Servicer as requiring a Review by the Asset Representations Reviewer following receipt of a Review Notice pursuant to Section 3.02.

“Review Report” means each of the Preliminary Review Report and the Final Review Report.

“Servicer” has the meaning specified in the first paragraph of this Agreement.

“Supplemental Review Materials” has the meaning stated in Section 3.10.

“Tests” mean the procedures listed in Exhibit A as applied to the process described in Section 3.05.

“Test Complete” has the meaning stated in Section 3.07.

“Test Fail” has the meaning stated in Section 3.05.

“Test Incomplete” has the meaning stated in Section 3.04.

“Test Pass” has the meaning stated in Section 3.05.

“Transfer Agreement” has the meaning specified in the recitals of this Agreement.

“Transferor” has the meaning specified in the first paragraph of this Agreement.

“WF Indemnified Person” has the meaning stated in Section 5.04.

“WFBNA” has the meaning specified in the first paragraph of this Agreement

ARTICLE II.

ENGAGEMENT; ACCEPTANCE

Section 2.01.    Engagement; Acceptance. The Servicer engages Clayton Fixed Income Services LLC to act as the Asset Representations Reviewer. The Asset Representations Reviewer accepts the engagement and agrees to perform the obligations of the Asset Representations Reviewer on the terms stated in this Agreement.

Section 2.02.    Independence of the Asset Representations Reviewer. The Asset Representations Reviewer will be an independent contractor and will not be subject to the supervision of the Transferor, WFBNA or the Servicer for the manner in which it accomplishes the performance of its obligations under this Agreement. The Asset Representations Reviewer will have no authority to act for or represent the Transferor or the Servicer and is not being appointed as, and will not be considered, an agent of the Transferor, WFBNA or the Servicer. Nothing in this Agreement will make the Asset Representations Reviewer and any of the Transferor, WFBNA or the Servicer, members of any partnership, joint venture or other separate entity or impose any liability as such on any of them.

ARTICLE III.

DUTIES OF THE ASSET REPRESENTATIONS REVIEWER

Section 3.01.    Review Scope. The Review is designed to determine whether the Review Receivables and Review Accounts were not in compliance with the Eligible Representations.

The Review is not designed to determine any of the following:

(a)    Reason for delinquency;

(b)    Creditworthiness of the Obligor, either at the time of the Review or as of the Review Receivable or Review Account creation date;

(c)    Overall quality of any Review Receivable or Review Account;

(d)    Whether the Servicer has serviced any Review Receivable or Review Account in compliance with the Servicing Agreement;

(e)    Whether noncompliance with the representations or warranties constitutes a breach of the provisions of the Transfer Agreement or the Receivables Purchase Agreement;

(f)    Whether the Review Receivables or Review Accounts were in compliance with the representations and warranties set forth in the Receivables Purchase Agreement or the Transfer Agreement, except as expressly described in this Agreement; or

(g)    To establish cause, materiality or recourse for any Test Fail.

Section 3.02.    Review Notices. Upon receipt of a notice (a “Review Notice”) from the Servicer pursuant to the terms of the Servicing Agreement and upon obtaining access to any Review Materials as provided in Section 3.03, the Asset Representations Reviewer will start its Review. Once the Review Notice is issued, the Servicer will deliver a current list that identifies each Review Account and the balance of the Review Receivables to the Asset Representations Reviewer within twenty (20) days.

The Asset Representations Reviewer is not obligated to verify (i) whether the Servicer properly determined that a Review Notice was required or (ii) the accuracy or completeness of the list of Review Accounts or the balance of the Review Receivables made available by the Servicer.

Section 3.03.    Review Materials. The Servicer will give the Asset Representations Reviewer access to the Review Materials for all of the Review Receivables and Review Accounts within sixty (60) days after issuance of the Review Notice in one or more of the following ways: (i) by providing access to the Servicer’s receivables systems, either remotely or at an office of the Servicer, (ii) by electronic posting to a password-protected website to which the Asset Representations Reviewer has access, (iii) by providing originals or photocopies at an office of the Servicer where the documents relating to the Receivables and the related Accounts are located or (iv) in another manner agreed to by each of the Servicer and the Asset Representations Reviewer. The Servicer may redact or remove Personally Identifiable Information from the Review Materials without changing the meaning or usefulness of the Review Materials for the Review.

If the Servicer provides access to the Review Materials at one of its offices, such access will be afforded without charge but only (i) upon reasonable notice, (ii) during normal business hours, (iii) subject to the Servicer’s normal security and confidentiality procedures and (iv) at offices designated by the Servicer.

Section 3.04.    Missing or Incomplete Materials. Upon obtaining access to the Review Materials, the Asset Representations Reviewer will review the Review Materials to determine if any documents, data, or other information are missing or incomplete and, as a result, are insufficient for the Asset Representations Reviewer to perform any Test. If the Asset Representations Reviewer determines that there are any such missing or incomplete documents, data, or other information, the Asset Representations Reviewer will notify the Servicer promptly, and in any event no more than twenty (20) days after obtaining access to the Review Materials, specifying what information is missing or incomplete. The Servicer will have thirty (30) days to provide the Asset Representations Reviewer access to the missing or incomplete documents, data or other information. If access to the missing or incomplete documents, data, or other information has not been provided by the Servicer within thirty (30) days from the date that the

Asset Representations Reviewer gave notice of such documents, data, or other information’s absence or incompleteness, the Asset Representations Reviewer will identify the associated Tests as “Test Incomplete.”

Section 3.05.    The Asset Representations Review. When required under the terms of this Agreement, the Asset Representations Reviewer will perform a Review. In the course of a Review, the Asset Representations Reviewer will use the Review Materials provided or made available by the Servicer pursuant to Sections 3.03 and 3.04, as well as any Supplemental Review Materials provided or made available pursuant to Section 3.10. For each Test, the Asset Representations Reviewer will determine if the Test has been satisfied (a “Test Pass”) or if the Test has not been satisfied (a “Test Fail”).

Section 3.06.    Review Period. (a) The Asset Representations Reviewer will complete the Review within ninety (90) days of receiving access to substantially all of the Review Materials as provided in Section 3.03, or such longer period of time (not to exceed an additional thirty (30) days) as the parties to this Agreement may agree. If additional Review Materials are made available to the Asset Representations Reviewer as described in Section 3.04, the Review period will be extended for an additional thirty (30) days beyond the period determined in accordance with the preceding sentence.

(b)    If Supplemental Review Materials are made available to the Asset Representations Reviewer as described in Section 3.10, the Review period will be re-opened and the Asset Representations Reviewer will complete the Review on the basis of such Supplemental Review Materials within thirty (30) days of receiving access to those Supplemental Review Materials, or such longer period of time (not to exceed an additional fifteen (15) days) as the parties to this Agreement may agree.

Section 3.07.    Completion of Review for Certain Review Receivables. Following the delivery of the list of Review Accounts and the balance of the Review Receivables, and before the delivery of any Review Report by the Asset Representations Reviewer, the Servicer may notify the Asset Representations Reviewer if the Review Receivables with respect to any Review Account have been paid in full by the related Obligor or purchased by the Servicer or Transferor according to the applicable Transaction Document. Upon receipt of such notice, the Asset Representations Reviewer will immediately terminate all Tests of such Review Receivables and related Review Accounts and the Review of such Review Receivables and related Review Accounts will be considered complete (a “Test Complete”). In this case, each Review Report will indicate a Test Complete for such Review Receivables and related Review Accounts and the related reason.

Section 3.08.    Duplicative Test. If any Review Receivable or Review Account was included in a prior Review, the Asset Representations Reviewer will not perform any Tests on it, but will include the results of the previous Tests in each Review Report for the current Review. If the same Test is required for more than one Eligible Representation, the Asset Representations Reviewer will perform the Test only once for each Review Receivable or Review Account but will report the results of the Test for each applicable representation or warranty on each Review Report.

Section 3.09.    Termination of Review. If a Review is in process and the Nominal Liquidation Amount of all Notes will be reduced to zero on the next Distribution Date, the Servicer will notify the Asset Representations Reviewer no less than ten (10) days before that Distribution Date. On receipt of such notice, the Asset Representations Reviewer will terminate the Review immediately and will not be obligated to deliver any Review Report.

Section 3.10.    Review Report. Within ten (10) days following the end of the Review period described in Section 3.06(a), the Asset Representations Reviewer will provide the Servicer with a preliminary Review Report (a “Preliminary Review Report”) setting out each preliminary Test result (i.e., Test Pass, Test Fail or Test Complete) for the Review Receivables and Review Accounts. The Servicer will provide the Preliminary Review Report to the Transferor and WFBNA within two (2) Business Days of the Servicer’s receipt of the report. If, within thirty (30) days of the date that the Transferor and WFBNA receive the Preliminary Review Report, the Servicer receives additional documents, data, or other information (collectively, “Supplemental Review Materials”) to potentially refute any finding in the Preliminary Review Report, the Servicer will within two (2) Business Days of its receipt, make such Supplemental Review Materials available to the Asset Representations Reviewer in one or more of the ways set forth in Section 3.03. The Asset Representations Reviewer will then consider such Supplemental Review Materials and, within ten (10) days following the end of the Review period described in Section 3.06(b), either confirm or revise its Preliminary Review Report and provide the Servicer and the Indenture Trustee with a final Review Report (a “Final Review Report”) setting out each final Test result (i.e., Test Pass, Test Fail or Test Complete) for the Review Receivables and Review Accounts.

If, within forty (40) days after the date that the Asset Representations Reviewer provided its Preliminary Review Report to the Servicer, the Servicer has not made available to the Asset Representations Reviewer Supplemental Review Materials to potentially refute a finding in the Preliminary Review Report, within ten (10) days following such fortieth (40th) day, the Asset Representations Reviewer will provide the Servicer and the Indenture Trustee with a Final Review Report (which will be based on the findings set forth in the Preliminary Review Report). The Servicer will provide the Final Review Report to the Transferor and WFBNA within two (2) Business Days of receipt of the report.

Each Review Report will include a summary containing the information required to be included in the Note Issuer’s Form 10-D report for the Monthly Period in which the Final Review Report is provided to the Servicer and the Indenture Trustee. No Review Report shall contain any PII in any form relating to Obligors, as determined by the Asset Representations Reviewer with the concurrence of the Servicer. Upon reasonable request of the Servicer, the Asset Representations Reviewer will provide additional detail on the preliminary or final Test results.

Section 3.11.    Review and Procedure Limitations. (a) The Asset Representations Reviewer will have no obligation (i) to determine whether a Delinquency Trigger has occurred, (ii) to determine whether the required percentage of Noteholders has voted to direct a Review, (iii) to determine which Accounts and/or Receivables are subject to a Review, (iv) to obtain or confirm the validity of the Review Materials, (v) except to the extent of its express obligations under Section 3.04, to obtain missing or incomplete documents, data, or other information, or

(vi) to take any action or cause any other party to take any action under the Transfer Agreement to enforce any remedies for breaches of representations or warranties about the Eligible Representations.

(b)      The Asset Representations Reviewer will be required to perform only the Tests provided in Exhibit A in consideration of the Review Materials and any Supplemental Review Materials and will have no obligation to perform additional testing procedures on the Review Receivables or Review Accounts, or, subject to Sections 3.04 and 3.10, to consider any additional information provided by any party. The Asset Representations Reviewer will have no obligation to provide reporting or information in addition to that expressly set forth in this Agreement. However, the Asset Representations Reviewer may review and report on additional information that it determines in good faith to be material to its performance under this Agreement.

Section 3.12.    Review Systems. The Asset Representations Reviewer will maintain and utilize an electronic case management system to manage the Tests and provide systematic control over each step in the Review process and ensure consistency and repeatability among the Tests.

Section 3.13.    Representatives.

(a)      Servicer Representative. The Servicer will provide reasonable access to one or more designated representatives to respond to reasonable requests and inquiries made by the Asset Representations Reviewer in its completion of a Review.

(b)      Asset Representations Review Representative. The Asset Representations Reviewer will provide reasonable access to one or more designated representatives to respond to reasonable requests and inquiries made by the Servicer during the Asset Representations Reviewer’s completion of a Review. The Asset Representations Reviewer will have no obligation to respond to requests or inquires made by any Person not party to this Agreement.

Section 3.14.    Dispute Resolution. If a Receivable that was Reviewed by the Asset Representations Reviewer is the subject of a Dispute Resolution Proceeding, the Asset Representations Reviewer will participate in the Dispute Resolution Proceeding on request of a party to the proceeding. The reasonable out-of-pocket expenses of the Asset Representations Reviewer for its participation in any Dispute Resolution Proceeding will be paid: (i) if the Requesting Party selects mediation as the resolution method, as mutually agreed upon by the Representing Party and the Requesting Party as part of the mediation, and (ii) if the Requesting Party selects arbitration as the resolution method, in accordance with the final determination of the arbitrator.

Section 3.15.    Records Retention. The Asset Representations Reviewer will maintain copies of Review Materials, Supplemental Review Materials, Review Reports and internal work papers and correspondence (collectively the “Client Records”) for a period of three (3) years after the termination of this Agreement. At the expiration of the retention period, the Asset Representations Reviewer shall securely destroy or return all Client Records to the Servicer in electronic format. Upon the destruction or return of the Client Records, the Asset Representations Reviewer shall have no obligation to retain such Client Records or to respond to inquiries concerning the related Review.

ARTICLE IV.

PAYMENTS TO ASSET REPRESENTATIONS REVIEWER

Section 4.01.    Asset Representations Reviewer Fees.

(a)      Annual Fee. As compensation for its activities hereunder, the Asset Representations Reviewer shall be entitled to receive an annual fee (the “Annual Fee”) equal to the amount separately agreed to by the Servicer and the Asset Representations Reviewer with respect to each annual period prior to the termination of this Agreement. The Annual Fee will be paid by the Servicer, initially payable on the date of this Agreement and then payable annually on each anniversary of the date of this Agreement upon receipt of a detailed invoice.

(b)      Review Fee. Following the completion of a Review and delivery of the Final Review Report and a detailed invoice, the Asset Representations Reviewer shall be entitled to a fee equal to the amount separately agreed to by the Servicer and the Asset Representations Reviewer, payable by the Servicer (the “Review Fee”).

Section 4.02.    Reimbursable Expenses. If the Servicer provides access to the Review Materials at one of its offices, the Servicer will reimburse the Asset Representations Reviewer for its reasonable travel expenses incurred in connection with the Review after receipt of a detailed invoice for such expenses. If the Asset Representations Reviewer participates in a Dispute Resolution Proceeding under Section 3.14 and its reasonable expenses for participating in the proceeding are not paid by a party to the Dispute Resolution Proceeding within ninety (90) days after the end of the proceeding, the Servicer will reimburse the Asset Representations Reviewer for such expenses upon receipt of a detailed invoice. If the Servicer makes any payment under this Section 4.02 and the Asset Representations Reviewer later collects any of the amounts for which the payments were made to it from others, the Asset Representations Reviewer will promptly repay the amounts to the Servicer.

ARTICLE V.

OTHER MATTERS PERTAINING TO THE ASSET REPRESENTATIONS REVIEWER

Section 5.01.    Representations and Warranties of the Asset Representations Reviewer. The Asset Representations Reviewer hereby makes the following representations and warranties as of each ABS Issuance Date:

(a)      Organization and Good Standing. The Asset Representations Reviewer is a limited liability company duly formed and validly existing in good standing under the laws of the State of Delaware, with the power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted, and has the power, authority and legal right to perform its obligations under this Agreement.

(b)      Due Qualification. The Asset Representations Reviewer is duly qualified to do business and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business shall require such qualifications.

(c)      Due Authorization. The execution, delivery and performance by the Asset Representations Reviewer of this Agreement have been duly authorized by the Asset Representations Reviewer by all necessary limited liability company action on the part of the Asset Representations Reviewer and this Agreement will remain, from the time of its execution, an official record of the Asset Representations Reviewer.

(d)      Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of the Asset Representations Reviewer enforceable in accordance with its terms subject to bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and subject to equitable principles.

(e)      No Violation. The execution and delivery of this Agreement by the Asset Representations Reviewer, and the performance by the Asset Representations Reviewer of the obligations contemplated by this Agreement and the fulfillment by the Asset Representations Reviewer of the terms hereof applicable to the Asset Representations Reviewer, will not conflict with, violate, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, any Requirements of Law applicable to the Asset Representations Reviewer or any indenture, contract, agreement, or other instrument to which the Asset Representations Reviewer is a party or by which it is bound.

(f)      No Proceedings. There are no proceedings or investigations pending or, to the best knowledge of the Asset Representations Reviewer, threatened against the Asset Representations Reviewer before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality seeking to prevent the issuance of any Notes or the consummation of any of the transactions contemplated by this Agreement, seeking any determination or ruling that, in the reasonable judgment of the Asset Representations Reviewer, would materially and adversely affect the performance by the Asset Representations Reviewer of its obligations under this Agreement, or seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement.

(g)      Eligibility. The Asset Representations Reviewer is an Eligible Asset Representations Reviewer.

Section 5.02.    Limitation of Liability. The Asset Representations Reviewer will not be liable to any Person for any action taken, or not taken, in good faith under this Agreement or for errors in judgment; provided, however, that the Asset Representations Reviewer will be liable for its willful misconduct, bad faith or negligence in performing its obligations under this Agreement. In no event will the Asset Representations Reviewer be liable for special, indirect, or consequential losses or damages (including lost profit), even if the Asset Representations

Reviewer has been advised of the likelihood of the loss or damage and regardless of the form of action.

Section 5.03.    Indemnification of Asset Representations Reviewer. (a) The Servicer will indemnify the Asset Representations Reviewer and its officers, directors, employees and agents (each, an “ARR Indemnified Person”), for all reasonable and documented costs, expenses, losses, damages and liabilities resulting from the performance of the Asset Representations Reviewer’s obligations under this Agreement (including the reasonable and documented costs and expenses of defending itself against any loss, damage or liability), but excluding any cost, expense, loss, damage or liability resulting from (i) the Asset Representations Reviewer’s willful misconduct, bad faith or negligence or (ii) the Asset Representations Reviewer’s breach of any of its representations, warranties or covenants in this Agreement.

(b)      In case any such action, investigation or proceeding will be brought involving an ARR Indemnified Person, the Servicer will assume the defense thereof, including the employment of counsel and the payment of all expenses. The Asset Representations Reviewer will have the right to employ separate counsel in any such action, investigation or proceeding and to participate in the defense thereof and the reasonable and documented fees and expenses of such counsel will be paid by the Servicer.

(c)      The indemnification set forth herein will survive the termination of this Agreement and the resignation or removal of the Servicer.

(d)      If the Servicer makes any payment under this Section 5.03 and the ARR Indemnified Person later collects any of the amounts for which the payments were made to it from others, the ARR Indemnified Person will promptly repay the amounts to the Servicer.

Section 5.04.    Indemnification by Asset Representations Reviewer. (a) To the fullest extent permitted by law, the Asset Representations Reviewer shall indemnify and hold harmless the Transferor, WFBNA and the Servicer, and each of their officers, directors, successors, assigns, legal representatives, agents, and servants (each, a “WF Indemnified Person”), from and against any and all liabilities, obligations, losses, damages, penalties, taxes, claims, actions, investigations, proceedings, costs, expenses or disbursements (including reasonable legal fees and expenses) of any kind and nature whatsoever which may be imposed on, incurred by, or asserted at any time against a WF Indemnified Person (whether or not also indemnified against by any other person) which arose out of the willful misconduct, bad faith or negligence of the Asset Representations Reviewer in the performance of its obligations and duties under this Agreement; provided, however, that the Asset Representations Reviewer shall not be liable for or required to indemnify a WF Indemnified Person from and against expenses arising or resulting from the WF Indemnified Person’s own willful misconduct, bad faith or negligence.

(b)      In case any such action, investigation or proceeding will be brought involving a WF Indemnified Person, the Asset Representations Reviewer will assume the defense thereof, including the employment of counsel and the payment of all expenses. The Transferor, WFBNA and the Servicer each will have the right to employ separate counsel in any such action, investigation or proceeding and to participate in the defense thereof and the reasonable fees and expenses of such counsel will be paid by the Asset Representations Reviewer.

(c)      The indemnification set forth herein will survive the termination of this Agreement and the resignation or removal of the Asset Representations Reviewer.

Section 5.05.    Covenants. The Asset Representations Reviewer covenants and agrees that:

(a)      Eligibility. It will notify the Transferor, WFBNA and the Servicer promptly if at any time during the term of this Agreement, it ceases to be an Eligible Asset Representations Reviewer.

(b)      Review Systems; Personnel. It will maintain business process management and/or other systems necessary to ensure that it can perform each Test and, on execution of this Agreement, will load each Test into these systems. The Asset Representations Reviewer will ensure that these systems allow for each Review Account and the related Review Materials to be individually tracked and stored as contemplated by this Agreement. The Asset Representations Reviewer will maintain adequate staff that is properly trained to conduct Reviews as required by this Agreement.

(c)      Compliance with Obligations. It will comply with each of its obligations under this Agreement.

(d)      Outstanding Notes. In determining whether the requisite percentage of Noteholders have given any direction, notice, or consent under the terms of the Transfer Agreement, the Servicing Agreement, the Indenture or this Agreement, any Notes owned by it or any of its affiliates will be disregarded and deemed not to be outstanding.

Section 5.06.    Inspections of Asset Representations Reviewer. The Asset Representations Reviewer agrees that, with reasonable prior notice not more than once during any year, it will permit authorized representatives of the Servicer, WFBNA and the Transferor, during the Asset Representations Reviewer’s normal business hours, to examine and review the books of account, records, reports and other documents and materials of the Asset Representations Reviewer relating to (a) the performance of the Asset Representations Reviewer’s obligations under this Agreement, (b) payments of fees and expenses of the Asset Representations Reviewer for its performance and (c) a claim made by the Asset Representations Reviewer under this Agreement. In addition, the Asset Representations Reviewer will permit the Servicer’s, WFBNA’s and the Transferor’s representatives to make copies and extracts of any of those documents and to discuss them with the Asset Representations Reviewer’s officers and employees. Each of the Servicer, WFBNA and the Transferor will, and will cause its authorized representatives to, hold in confidence the information, except if disclosure may be required by law or if the Servicer, WFBNA or the Transferor reasonably determines that it is required to make the disclosure under this Agreement or any other transaction document relating to any Note. The Asset Representations Reviewer will maintain all relevant books, records, reports and other documents and materials for a period of three (3) years after the termination of its obligations under this Agreement.

ARTICLE VI.

REMOVAL, RESIGNATION

Section 6.01.    Removal of Asset Representations Reviewer. (a) If any one of the following events (each a “Disqualification Event”) shall occur and be continuing:

(i)    the Asset Representations Reviewer ceases to be an Eligible Asset Representations Reviewer;

(ii)    any failure by the Asset Representations Reviewer duly to observe or perform in any material respect any other covenant or agreement of the Asset Representations Reviewer set forth in this Agreement; or

(iii)    an Insolvency Event occurs;

then, the Servicer may or, in the case of Section 6.01(a)(i), shall remove the Asset Representations Reviewer by delivery of a written instrument to that effect.

(b)    The Servicer may also remove the Asset Representations Reviewer by delivery of a written instrument to that effect on or after the fifth anniversary of the Engagement Date, upon sixty (60) days’ written notice (or such shorter notice period as the parties to this Agreement may agree) from the Servicer to the Asset Representations Reviewer, WFBNA, the Transferor, and the Indenture Trustee.

(c)    Any removal of the Asset Representations Reviewer shall not take effect until a successor Asset Representations Reviewer is appointed in accordance with Section 6.02. Any expenses incurred by the Servicer in connection with replacing the Asset Representations Reviewer following any Disqualification Event shall be reimbursed by the removed Asset Representations Reviewer promptly upon delivery by the Servicer of a detailed invoice.

Section 6.02.    Appointment of Successor. Upon the removal of the Asset Representations Reviewer pursuant to Section 6.01 or a permitted resignation of the Asset Representations Reviewer pursuant to Section 6.04, the Servicer shall use commercially reasonable efforts to appoint a successor Asset Representations Reviewer, who shall be an Eligible Asset Representations Reviewer, by written instrument signed by the Servicer, WFBNA, the Transferor, the resigning Asset Representations Reviewer, and such successor Asset Representations Reviewer. If a successor Asset Representations Reviewer has not been appointed within sixty (60) days after the giving of written notice of such resignation or the delivery of the written instrument with respect to such removal, the Asset Representations Reviewer or the Servicer may apply to any court of competent jurisdiction to appoint a successor Asset Representations Reviewer to act until such time, if any, as a successor Asset Representations Reviewer has been appointed as above provided. Any successor Asset

Representations Reviewer so appointed by such court will immediately and without further act be superseded by any successor Asset Representations Reviewer appointed as above provided.

Section 6.03.    Merger or Consolidation of, or Assumption of the Obligations of, the Asset Representations Reviewer. Any Person (a) into which the Asset Representations Reviewer is merged or consolidated, (b) resulting from any merger or consolidation to which the Asset Representations Reviewer is a party or (c) succeeding to the business of the Asset Representations Reviewer, if that Person is an Eligible Asset Representations Reviewer, will be the successor to the Asset Representations Reviewer under this Agreement.

If the Asset Representations Reviewer is the subject of a transaction of the type described in the preceding paragraph, the successor to the Asset Representations Reviewer shall expressly assume, by an agreement supplemental hereto, executed by, and delivered to, the Servicer, WFBNA, and the Transferor, in a form satisfactory to the Servicer, WFBNA, and the Transferor, the performance of every covenant and obligation of the Asset Representations Reviewer, as applicable hereunder (to the extent that any right, covenant or obligation of the Asset Representations Reviewer, as applicable hereunder, is inapplicable to the successor, such successor shall be subject to such covenant or obligation, or benefit from such right, as would apply, to the extent practicable, to such successor); and the successor to the Asset Representations Reviewer shall have delivered to the Servicer, WFBNA, and the Transferor (i) an officer’s certificate of such successor to the effect that (a) its consolidation, merger, conveyance or transfer with the Asset Representations Reviewer and the supplemental agreement comply with this Section 6.03, (b) that the successor is an Eligible Asset Representations Reviewer, and (c) that all conditions precedent herein provided for relating to such transaction have been complied with and (ii) an opinion of counsel that such supplemental agreement is legal, valid and binding on the successor with respect to the obligations of Asset Representations Reviewer under this Agreement.

Section 6.04.    Asset Representations Reviewer Not to Resign. The Asset Representations Reviewer shall not resign from the obligations and duties hereby imposed on it, except:

(a)      Upon determination that (i) the performance of its duties hereunder is no longer permissible under applicable law and (ii) there is no reasonable action which the Asset Representations Reviewer could take to make the performance of its duties hereunder permissible under applicable law;

(b)      On or after the fifth anniversary of the Engagement Date, upon one (1) year’s written notice (or such shorter notice period as the parties to this Agreement may agree) from the Asset Representations Reviewer to the Servicer, WFBNA, the Transferor, and the Indenture Trustee; or

(c)      Upon a failure by the Servicer to pay any material amount due under Article IV when such amount becomes due and payable, and continuance of such non-payment for a period of sixty (60) days following the date on which such amount became due and payable.

Any such determination permitting the resignation of the Asset Representations Reviewer shall be evidenced as to clause (a)(i) above by an opinion of counsel and as to clause (a)(ii) by an officer’s certificate of the Asset Representations Reviewer, each to such effect delivered to the Transferor, WFBNA and the Servicer. No resignation under this Section 6.04 shall become effective until a successor Asset Representations Reviewer shall have assumed the responsibilities and obligations of the Asset Representations Reviewer in accordance with Section 6.02. Any reasonable expenses incurred by the Servicer in connection with replacing the Asset Representations Reviewer following the Asset Representations Reviewer’s resignation under Section 6.04(b) shall be reimbursed by the resigning Asset Representations Reviewer promptly upon delivery by the Servicer of a detailed invoice.

Section 6.05.    Delegation of Obligations. The Asset Representations Reviewer may not delegate or subcontract its obligations under this Agreement to any Person without the consent of the WFBNA, the Transferor, and the Servicer. Any such delegation or subcontracting to which WFBNA, the Transferor, and the Servicer have consented shall not relieve the Asset Representations Reviewer of its liability and responsibility with respect to such obligations, and shall not constitute a resignation within the meaning of Section 6.04.

ARTICLE VII.

TREATMENT OF CONFIDENTIAL INFORMATION

Section 7.01.    Confidential Information.

(a)    Confidential Information Defined. For the purposes of this Agreement, “Confidential Information” means non-public and/or proprietary information of a party (the “Disclosing Party”) that is disclosed to the other party (the “Receiving Party”) by the Disclosing Party or any of its Representatives in connection with the performance of this Agreement, including but not limited to (a) business or technical processes, formulae, source codes, object code, product designs, sales, cost and other unpublished financial information, customer information, product and business plans, projections, marketing data or strategies, trade secrets, intellectual property rights, know-how, expertise, methods and procedures for operation, information about employees, customer names, business or technical proposals, and any other information which is or should reasonably be understood to be confidential or proprietary to the Disclosing Party, (b) PII and (c) Review Materials. The foregoing definition of Confidential Information applies to: (i) all such information, whether tangible or intangible and regardless of the medium in which it is stored or presented; and (ii) all copies of such information, as well as all memoranda, notes, summaries, analyses, computer records, and other materials prepared by the Receiving Party or any of its employees, agents, advisors, directors, officers, accountants, auditors and subcontractors, or those of its Affiliates (collectively “Representatives”) to the extent they contain or reflect the Confidential Information.

(b)    Use of Confidential Information. Each party acknowledges that during the term of this Agreement it may be exposed to or acquire Confidential Information of the other party or its Affiliates. The Receiving Party shall hold the Confidential Information of the Disclosing Party in strict confidence and will not disclose such information except to its Representatives who have a need to know such information in connection with the performance of this Agreement and who are informed by the Receiving Party of the confidential nature of the Confidential Information and are directed by the Receiving Party to treat the Confidential Information in a manner consistent with the terms of this Agreement. The Receiving Party shall be responsible for the breach of this Agreement by any of its Representatives. The Receiving Party will protect the Disclosing Party’s Confidential Information using the same degree of care that it uses to protect its own confidential, non-public and/or proprietary information, but in no event with less than a commercially reasonable standard of care.

(c)    Exceptions. Confidential Information shall not include, and this Agreement imposes no obligations with respect to, information that:

(i)    is or becomes part of the public domain other than as a result of disclosure by a Receiving Party or any of its Representatives in violation of this Agreement;

(ii)    was disclosed to a party prior to the date of this Agreement without a pre-existing or concurrent obligation on the part of the party to keep such information confidential;

(iii)    was or hereafter is independently developed by a party outside of this Agreement and without reference to or reliance on any Confidential Information of the other party; or

(iv)    was obtained by the Receiving Party or any of its Representatives from a third party who is not known by the Receiving Party or such Representative, after reasonable inquiry, to be prohibited from disclosing the information to the Receiving Party or such Representative, as applicable, by a contractual, legal or fiduciary obligation to the Disclosing Party.

The foregoing exceptions shall not apply to any PII, which shall remain confidential in all circumstances, except as required or permitted to be disclosed by applicable law, statute, or regulation.

(d)    Disclosure by Operation of Law. If any party or any of its Representatives is requested or required (orally or in writing, by law, regulation or interrogatory, request for information or documents, court order, subpoena, deposition, administrative proceedings, inspection, audit, civil investigative demand or other legal, governmental or regulatory process) to disclose all or any part of any Confidential Information, such party shall (i) to the extent permitted by law, rule and regulation, promptly notify the other party of the existence, terms and circumstances surrounding such request; (ii) consult with the other party on the advisability of taking legally available steps to resist or narrow such request and cooperate with such party on any steps it considers advisable; and (iii) if disclosure of the Confidential Information is required or deemed advisable, exercise commercially reasonable efforts to obtain an order, stipulation or other reliable assurance that confidential treatment shall be accorded to such portion of the Confidential Information to be disclosed. Each party shall reimburse the other party for reasonable legal fees and expenses incurred in connection with such party’s efforts to comply with this section. Notwithstanding anything to the contrary contained herein, the Servicer and its Affiliates may disclose Confidential Information, without notice to the Asset Representations Reviewer, to any governmental agency, regulatory authority or self-regulatory authority (including, without limitation, bank and securities examiners) having or claiming to have authority to regulate or oversee any aspect of the Servicer’s business or that of its Affiliates in connection with the exercise of such authority or claimed authority.

(e)    Return of Confidential Information. Upon the written request of the Disclosing Party, the Receiving Party shall return or destroy all Confidential Information to the Disclosing Party provided to it pursuant to this Agreement; provided, however, (i) the Receiving Party shall be permitted to retain copies of the Disclosing Party’s Confidential Information solely for archival, audit, disaster recovery, legal, and/or regulatory purposes or, if longer, for the period of time set forth in Section 3.15, and (ii) neither party will be required to search archived electronic back-up files of its computer systems for the other party’s Confidential Information in order to purge the other party’s Confidential Information from its archived files; provided further, that (x) any Confidential Information so retained will remain subject to the obligations and restrictions contained in this Agreement and be maintained in accordance with the Receiving Party’s document retention policies and procedures, and (y) the Receiving Party will not use the retained Confidential Information for any other purpose.

(f)    Remedies. Each of the parties hereto agree that an actual or threatened breach of this Section by it or its Representatives may cause irreparable damage to the Disclosing Party and that damages may not be an adequate remedy for any such breach. Accordingly, each party shall be entitled to seek injunctive relief to restrain any such breach, threatened or actual, without the necessity of posting bond, in addition to any other remedies available to such party at law or in equity.

Section 7.02.    Safeguarding Personally Identifiable Information.

(a)    Definition. “Personally Identifiable Information”, or “PII”, means information in any format about an identifiable individual, including, name, address, phone number, e-mail address, account number(s), identification number(s), any other actual or assigned attribute associated with or identifiable to an individual and any information that when used separately or in combination with other information could identify an individual, as further described in § 501(b) of the Gramm-Leach-Bliley Act and the Interagency Guidelines Establishing Standards for Safeguarding Customer Information (12 C.F.R. Section 208, Appendix D-2), that is provided or made available to the Asset Representations Reviewer in accordance with the terms of this Agreement.

(b)    Use of PII. The Servicer does not grant the Asset Representations Reviewer any rights to PII except as provided in this Agreement. The Asset Representations Reviewer will use PII only to perform its obligations under this Agreement or as specifically directed in writing by the Servicer and will only reproduce PII to the extent necessary for these purposes. The Asset Representations Reviewer must comply with all laws applicable to PII and the Asset Representations Reviewer’s business, including any legally required codes of conduct, including those relating to privacy, security and data protection. The Asset Representations Reviewer will protect and secure PII. The Asset Representations Reviewer will implement privacy or data protection policies and procedures that comply with applicable law and this Agreement. The Asset Representations Reviewer will implement and maintain reasonable and appropriate practices, procedures and systems, including administrative, technical and physical safeguards to (i) protect the security, confidentiality and integrity of PII, (ii) ensure against anticipated threats or hazards to the security or integrity of PII, (iii) protect against unauthorized access to or use of PII and (iv) otherwise comply with its obligations under this Agreement. These safeguards include a written data security plan, employee training, information access controls, restricted disclosures, systems protections (e.g., intrusion protection, data storage protection and data transmission protection) and physical security measures.

(c)    Additional Limitations. In addition to the use and protection requirements described in Section 7.02(b), the Asset Representations Reviewer’s disclosure of PII is also subject to the following requirements:

(i)    The Asset Representations Reviewer will not disclose PII to its personnel or allow its personnel access to PII except (A) for the Asset Representations Reviewer personnel who require PII to perform a Review, (B) with the prior consent of the Servicer or (C) as required by applicable law. When permitted, the disclosure of or access to PII will be limited to the specific information necessary for the individual to complete the assigned task. The Asset Representations Reviewer will inform personnel with access to PII of the confidentiality requirements in this Agreement and train its personnel with access to PII on the proper use and protection of PII.

(ii)    The Asset Representations Reviewer will not sell, disclose, provide or exchange PII with or to any third party without the prior consent of the Servicer.

(d)    Notice of Breach. The Asset Representations Reviewer will notify the Servicer promptly in the event of an actual or reasonably suspected security breach, unauthorized access, misappropriation or other compromise of the security, confidentiality or integrity of PII and, where applicable, immediately take action to prevent any further breach.

(e)    Return or Disposal of PII. Except where return or disposal is prohibited by applicable law, and subject to the terms of Sections 3.15 and 7.01(e) of this Agreement, as applicable, promptly on the written request of the Servicer, all PII in any medium in the Asset Representations Reviewer’s possession or under its control will be (i) securely destroyed or (ii) if so directed by the Servicer, returned to the Servicer in a routine electronic format without the Asset Representations Reviewer retaining any actual or recoverable copies, in both cases, without charge to the Servicer. Where the Asset Representations Reviewer retains PII, the Asset Representations Reviewer will limit the Asset Representations Reviewer’s further use or disclosure of PII to that required by applicable law.

(f)    Compliance; Modification. The Asset Representations Reviewer will cooperate with and provide information to the Servicer regarding the Asset Representations Reviewer’s compliance with this Section 7.02. The Asset Representations Reviewer and the Servicer agree to modify this Section 7.02 as necessary for either party to comply with applicable law.

(g)    Audit of Asset Representations Reviewer. The Asset Representations Reviewer will permit the Servicer and its authorized representatives to audit the Asset Representations Reviewer’s compliance with this Section 7.02 during the Asset Representations Reviewer’s normal business hours on reasonable advance notice to the Asset Representations Reviewer, and not more than once during any year unless circumstances necessitate additional audits. The Servicer agrees to make reasonable efforts to schedule any audit described in this Section 7.02 with the inspections described in Section 5.06. The Asset Representations Reviewer will also permit the Servicer during normal business hours on reasonable advance written notice to audit any service providers used by the Asset Representations Reviewer to fulfill the Asset Representations Reviewer’s obligations under this Agreement.

(h)    Affiliates and Third Parties. If the Asset Representations Reviewer processes the PII of the Servicer’s Affiliates or a third party when performing a Review, and if such Affiliate or third party is identified to the Asset Representations Reviewer, such Affiliate or third party is an intended third-party beneficiary of this Section 7.02, and this Agreement is intended to benefit the Affiliate or third party. The Affiliate or third party may enforce the PII related terms of this Section 7.02 against the Asset Representations Reviewer as if each were a signatory to this Agreement.

(i)    Breach. In the event of any actual or apparent theft, unauthorized use or disclosure of any Personally Identifiable Information, the Asset Representations Reviewer will commence all reasonable efforts to investigate and correct the causes and remediate the results thereof, and as soon as practicable following discovery of any such event, provide the Transferor, WFBNA and the Servicer notice thereof, and such further information and assistance as may be reasonably requested.

ARTICLE VIII.

TERMINATION

Section 8.01.    Termination of Agreement. This Agreement will terminate, except for obligations under Sections 5.03 and 5.04, on the earlier to occur of (i) the payment in full of all outstanding Notes or (ii) the removal of the Asset Representations Reviewer pursuant to Section 6.01 or the permitted resignation of the Asset Representations Reviewer pursuant to Section 6.04 (which removal or resignation, for the avoidance of doubt, shall not take effect until the appointment of a successor Asset Representations Reviewer in accordance with Section 6.02).

ARTICLE IX.

MISCELLANEOUS PROVISIONS

Section 9.01.    Amendment. (a) This Agreement may be amended by the Asset Representations Reviewer, the Transferor, WFBNA and the Servicer, without the consent of any of the Noteholders, (i) to comply with any change in any applicable federal or state law, to cure any ambiguity, to correct or supplement any provisions in this Agreement or for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions in this Agreement, including the content of any Exhibit to this Agreement; provided, however, that if such action is taken after the issuance of any tranche of Notes that is registered with the Securities and Exchange Commission on Form SF-3, such action shall not, in the reasonable belief of the Transferor, as evidenced by an officer’s certificate of the Transferor delivered to WFBNA, the Servicer, and the Indenture Trustee, adversely affect in any material respect the interests of any Noteholder whose consent has not been obtained, or (ii) to correct any manifest error in the terms of this Agreement as compared to the terms expressly set forth in an applicable prospectus.

(b)    This Agreement may also be amended from time to time by the Asset Representations Reviewer, the Transferor, WFBNA and the Servicer, with the consent of the Noteholders holding more than 50% of the aggregate unpaid principal amount of all outstanding Notes, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Notes.

(c)    It shall not be necessary for the consent of Noteholders to approve the particular form of any proposed amendment or consent, but it shall be sufficient if such consent shall approve the substance thereof.

(d)    Each of the Asset Representations Reviewer, the Transferor, WFBNA and the Servicer may, but shall not be obligated to, execute and deliver such amendment which affects its rights, powers, duties or immunities hereunder.

(e)    Prior notice of any amendment of this Agreement contemplated by this Section 9.01 shall be provided to each Rating Agency.

Section 9.02.    Notices. All notices hereunder shall be given by United States certified or registered mail, or by other telecommunication device capable of creating written record of such notice and its receipt. Notices hereunder shall be effective when received and shall be addressed to the respective parties hereto at the addresses set forth below, or at such other address as shall be designated by any party hereto in a written notice to each other party pursuant to this Section.

If to the Asset Representations Reviewer, to:

Clayton Fixed Income Services LLC

720 S. Colorado Blvd., Suite 200

Glendale, Colorado 80246

Attn: Legal Department

E-mail: ARRNotices@clayton.com

With a copy to:

E-mail: legal@covius.com

If to the Transferor, to:

WF Card Funding, LLC

550 South Tryon Street, Floor 18

D1086-180

Charlotte, North Carolina 28202

Attn: Corporate Treasury – Global Funding

Phone Number: 866-263-3059

E-mail: WFCardFunding@wellsfargo.com

With a copy to:

Wells Fargo Legal Department

401 South Tryon Street, 26th Floor

Charlotte, North Carolina 28202-4200

MAC D1050-266

Attn: Jeff Blake, Esq.

E-mail: jeff.blake@wellsfargo.com

If to WFBNA, to:

Wells Fargo Bank, National Association

550 South Tryon Street

Charlotte, North Carolina 28202

Attn: Corporate Treasury – Global Funding

E-mail: WFBNAWFCITSeller@wellsfargo.com

With a copy to:

Wells Fargo Legal Department

401 South Tryon Street, 26th Floor

Charlotte, North Carolina 28202-4200

MAC D1050-266

Attn: Jeff Blake, Esq.

E-mail: jeff.blake@wellsfargo.com

If to the Servicer, to:

Wells Fargo Bank, National Association

550 South Tryon Street

Charlotte, North Carolina 28202

Attn: Corporate Treasury Securitization Director

Phone Number: 704-410-1327

E-mail: WFCITServicer@wellsfargo.com

With a copy to:

Wells Fargo Legal Department

401 South Tryon Street, 26th Floor

Charlotte, North Carolina 28202-4200

MAC D1050-266

Attn: Jeff Blake, Esq.

E-mail: jeff.blake@wellsfargo.com

If to the Indenture Trustee, to:

U.S. Bank Trust Company, National Association

One Federal Street

3rd Floor

Boston, Massachusetts 02110

Attn: WF Card Issuance Trust

Phone Number: 617-603-6888

E-mail: kevin.blanchard@usbank.com

Section 9.03.    Entire Agreement; Severability Clause. This Agreement constitutes the entire agreement among the Asset Representations Reviewer, the Transferor, WFBNA and the Servicer. All prior representations, statements, negotiations and undertakings with regard to the subject matter hereof are superseded hereby.

If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remaining terms and provisions of this Agreement, or the application of such terms or provisions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

Section 9.04.    Counterparts. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

Section 9.05.    GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

(a)    THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO OR IN CONNECTION WITH THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)    EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THEM PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT; PROVIDED, THAT EACH PARTY HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE BOROUGH OF MANHATTAN IN NEW YORK CITY. EACH PARTY HERETO SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT ITS ADDRESS DETERMINED IN ACCORDANCE WITH THE NOTICE PROVISIONS OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c)    BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. NOTHING IN THIS SECTION SHALL LIMIT THE RIGHTS OF ANY REQUESTING PARTY PURSUANT TO SECTION 3.14.

Section 9.06.    Relationship of the Parties. The Asset Representations Reviewer is an independent contractor and the Asset Representations Reviewer does not hold itself out as an agent of any other party hereto. Nothing herein contained shall create or imply an agency relationship among Asset Representations Reviewer and any other party hereto, nor shall this Agreement be deemed to constitute a joint venture or partnership between the parties.

Section 9.07.    Captions. The captions used herein are for the convenience of reference only and not part of this Agreement, and shall in no way be deemed to define, limit, describe or modify the meanings of any provision of this Agreement.

Section 9.08.    Waivers. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing, signed by the party against whom such waiver or modification is sought to be enforced.

Section 9.09.    Assignment. This Agreement may not be assigned by the Asset Representations Reviewer except as permitted under Section 6.03 hereof.

Section 9.10.    Benefit of This Agreement; Third-Party Beneficiaries. Except as provided in Section 7.02(h), this Agreement is for the benefit of and will be binding on the parties to this Agreement and their permitted successors and assigns. No other Person will have any right or obligation under this Agreement.

Section 9.11.    Exhibits. The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 9.12.    Nonpetition Covenant. To the fullest extent permitted by applicable law, notwithstanding any prior termination of this Agreement, none of the Servicer, WFBNA or the Asset Representations Reviewer shall, prior to the date which is one year and one day after the termination of the Transfer Agreement, acquiesce, petition or otherwise invoke or cause Funding or the Note Issuer to invoke the process of any Governmental Authority for the purpose of commencing or sustaining a case against Funding or the Note Issuer under any Debtor Relief Law or appointing a receiver, conservator, liquidator, assignee, trustee, custodian, sequestrator or other similar official of any of Funding or the Note Issuer, or any substantial part of its property, or ordering the winding-up or liquidation of the affairs of Funding or the Note Issuer.

IN WITNESS WHEREOF, the Transferor, WFBNA, the Servicer and the Asset Representations Reviewer have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

WF CARD FUNDING, LLC, as Transferor

By:	/s/ Bryant Owens
	Name:	Bryant Owens
	Title:	President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Servicer and in its individual capacity

By:	/s/ Kristine Kinzle
	Name:	Kristine Kinzle
	Title:	Executive Director

CLAYTON FIXED INCOME SERVICES LLC, as Asset Representations Reviewer

By:	/s/ Anthony Neske
	Name:	Anthony Neske
	Title:	Senior Vice President

[Signature Page to Asset Representations Review Agreement]

EXHIBIT A

Section Reference	Representations and Warranty	Review Materials	Tests
Representation 1 – Definition of “Eligible Account”	(a) it exists and is maintained by WFBNA	• Selection Reports, or successor reports	i) Review the selection report
a. Review the list of Product Codes from the Selection Report
b. Verify all Product Codes added were allowable based on Eligibility Criteria
c. Verify that the total count of the Product Codes reconciles to the total balance for the addition
Representation 2 – Definition of “Eligible Account”	(b) its Receivables are payable in United States dollars.	• Selection Reports, or successor reports	i) Review the selection report a. Verify that amounts due are coded in United States Dollars b. If the steps are confirmed, the test will Pass
Representation 3 – Definition of “Eligible Account”	(c) the related Obligor’s most recent billing address is located in the United States of America or its territories or possessions	• Selection Report, or successor report	i) Review the copies of the selection criteria to confirm the inclusion of “US billing address” If confirmed, then Test Pass.
Representation 4 – Definition of “Eligible Account”	(d) it is not classified on WFBNA’s electronic records as (i) counterfeit, cancelled, fraudulent, stolen, or lost or (ii) subject to a bankruptcy proceeding of the related Obligor	• Selection Report, or successor report	i) Review the rejection criteria
a. Verify the criteria included coding to exclude loans flagged as counterfeit, cancelled, fraudulent, stolen, or lost
b. Verify the criteria included coding to exclude loans in bankruptcy
c. If the steps a and b are confirmed, the test will Pass
Representation 5 – Definition of “Eligible Account”	(e) all of its Receivables have not been charged off as uncollectible under WFBNA’s customary and usual procedures for servicing credit card accounts.	• Selection Report or successors report	i) Review the selection report a. Verify the account is not classified as charged off b. If the steps are confirmed, the test will Pass
Representation 6 – Definition of “Eligible Receivable”	(a) it arises in an Eligible Account	• Selection Reports, or successor reports	i) Confirm the Account is Eligible based on performance of Eligible Account AUPs. If confirmed, then Test Pass.

Exhibit A

Representation 7 – Definition of “Eligible Receivable”	(b) it is created, in all material respects, in compliance with all Requirements of Law applicable to WFBNA, and it is created under a Credit Card Agreement that complies, in all material respects, with all Requirements of Law applicable to WFBNA	• Credit Card Agreement • Change Management Procedure WFBNA 10k/10Q	i) Confirm that all litigation, regulatory action and judgments disclosed in public filings since the Start Date disclose a failure of the Subject Receivables to have been created in compliance in all material respects with all applicable Requirements of Law and pursuant to a Credit Card Agreement which complies in all material respects with all applicable Requirements of Law, or any such failure has been resolved.
ii) Confirm that WFBNA maintains a regulatory review process as evidenced by the documents provided
iii) If the above tests are confirmed, then Test Pass.
Representation 8 – Definition of “Eligible Receivable”	(c) all consents, licenses, approvals, or authorizations of, or registrations or declarations with, any Governmental Authority that are required for its creation or the execution, delivery, or performance of the related Credit Card Agreement have been obtained or made by WFBNA and are fully effective	• Federal Bank Charter • Delaware or South Dakota Articles of Incorporation (as applicable) • Credit Card Agreement	i) WFBNA has all consents, licenses, approvals and authorizations required
a. Locate the following documents:
i. Federal Bank Charter
ii. Articles of Incorporation
iii. Credit Card Agreement
b. Review the documents above confirm with WFBNA that they are valid and have not been revoked
ii) If the above tests are confirmed, then Test Pass.
Representation 9 – Definition of “Eligible Receivable”	(d) immediately prior to it being sold to Funding, WFBNA has good and marketable title to it free and clear of all Liens arising through or under WFBNA or any of its Affiliates other than Funding, except for any Lien for municipal or other local taxes if those taxes are currently not due or if WFBNA is currently in good faith contesting those taxes in appropriate proceedings and has set aside adequate reserves for those contested taxes	• UCC Filings Certificates for South Dakota and Delaware Lien Searches	i) Each related Receivable is conveyed by the Transferor to the Trustee
a. Locate the Lien Search
b. Confirm all Initial and Additional UCC filings are listed on the lien searches.
c. Verify the Debtor is listed as WFBNA or appears on the list of associated entity names (see the chronological list of legal entities below).
ii) Each related Receivable is conveyed free and clear of any Lien
a. Locate the UCC Filing.
b. Verify that all Initial and all Additional UCC filings are listed on the Lien Search.
iii) If the above tests are confirmed, then Test Pass.

Exhibit A

Representation 10 – Definition of “Eligible Receivable”	(e) it is the legal, valid, and binding payment obligation of the related Obligor and is enforceable against that Obligor in accordance with its terms, except as enforceability may be limited by Debtor Relief Laws or general principles of equity	• Credit Card Agreement	i) Verify that no issues arose from the testing on representation (b) concerning Compliance With Law
ii) Verify that all accounts were eligible through testing of the Eligible Account representations
iii) If the above tests are confirmed, then Test Pass.
Representation 11 – Definition of “Eligible Receivable”	(f) it is an account under Article 9 of the New York UCC	• UCC Filing Certificate for South Dakota and Delaware • Security Agreement • Selection Reports, or successor reports	i) Verify that the receivable is a right to payment of a monetary obligation, whether or not earned by performance, arising out of the use of a credit or charge card or information contained on or for use with the card, as described under Article 9-102 of the New York UCC.
a. Verify that there were no issues resulting in the related accounts being deemed ineligible accounts as of the addition date from the Eligible Account Representation testing
b. Review the UCC Filing Certificate for South Dakota/Delaware and the Security Agreement
i. Verify that the filing was completed to the appropriate party as defined by the Security Agreement
c. If the above tests are confirmed, then Test Pass
Representation 12 – Definition of “Eligible Receivable”	(g) that, at the time of its transfer to Funding, WFBNA’s electronic records do not reflect any right of rescission, setoff, counterclaim or any other defense of the Obligor (including the defense of usury), other than defenses arising out of Debtor Relief Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or equity).	• Selection Reports, or successor reports • Credit Card Agreement	i) If Representations 1 through 5 and 10 are confirmed, then Test Pass

Exhibit A